Sub-Item 77Q(1):  Exhibits

Copies of any new or amended investment advisory contracts

On February 22, 2012, the Trust and Driehaus Capital Management LLC entered into a Letter Agreement with respect to Driehaus International Credit Opportunities Fund, amending the terms of the Investment Advisory Agreement dated September 25, 1996, as amended. A copy of the Letter Agreement is incorporated herein by reference to Exhibit (d)(xi) of Post-Effective Amendment No. 59 to Registrant's Registration Statement on Form N-1A filed with the SEC on February 23, 2012.

On March 1, 2012, the Trust and Driehaus Capital Management LLC entered into an Expense Limitation Agreement with respect to Driehaus International Credit Opportunities Fund. A copy of the Expense Limitation Agreement is incorporated herein by reference to Exhibit (h)(xxiii) of Post-Effective Amendment No. 59 to Registrant's Registration Statement on Form N-1A filed with the SEC on February 23, 2012.